EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         INDIVIDUAL INVESTOR GROUP, INC.


     Pursuant to the General Corporation Law of the State of Delaware ("GCL"), it is hereby certified that:

     1. The present name of the corporation (hereinafter called the "corporation") is Individual Investor Group, Inc. The name under which the corporation was incorporated was Financial Data Systems, Inc. The date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware was September 19, 1985.

     2. The certificate of incorporation of the corporation is hereby amended by deleting the first paragraph of Article Fourth and in its stead substituting the following:

          The total number of shares of all classes of stock that the Corporation shall have authority to issue is twenty million (20,000,000) shares, of which eighteen million (18,000,000) shares will be shares of Common Stock, with a par value of one cent ($.01) per share, and two million (2,000,000) shares shall be shares of Preferred Stock, with a par value of one cent ($.01) per share.

     3. Except as otherwise amended hereby, the provisions of the certificate of incorporation of the corporation are in full force and effect.

     4. The amendment to the certificate of incorporation has been duly adopted in accordance with the provisions of Section 242 of the GCL, by resolution of the Board of Directors of the corporation and by affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment on this 18th day of June 1997.



                                   /s/ Robert Schmidt
                                   -----------------------
                                   Robert Schmidt, President
ATTEST:


/s/ Scot A. Rosenblum
----------------------------
Scot A. Rosenblum, Secretary

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